CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of North Square Evanston Multi-Alpha Fund (formerly, Evanston Alternative Opportunities Fund), under the heading “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 24, 2024